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                                                                    EXHIBIT 23.1

                   REPORT AND CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
   Mercata, Inc.:

   The audits referred to in our report dated March 8, 2000, included the related financial statement schedule for the period from September 23, 1998 (inception) to December 31, 1998 and the year ended December 31, 1999, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

   We consent to the use of our reports included herein and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Seattle, Washington
March 8, 2000